Exhibit 10.1
XILINX, INC.
AMENDMENT OF EMPLOYMENT AGREEMENT
THIS AMENDMENT OF EMPLOYMENT AGREEMENT is entered into as of January 19, 2016, by and between Xilinx, Inc., a Delaware corporation (the “Company”) and Moshe Gavrielov (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive previously entered into an employment agreement dated January 2, 2008, which was subsequently amended on June 13, 2012 (as amended, the “Agreement”), which sets forth various terms of the Executive’s employment;
WHEREAS, among other terms, the Agreement provides for certain benefits in the event the Executive’s employment is terminated for certain qualifying reasons, as set forth in the Agreement; and
WHEREAS, the Company and the Executive now wish to amend the Agreement in order to clarify the treatment of certain equity awards in the event the Executive’s employment is terminated for such certain qualifying reasons.
NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Agreement as set forth below:
AGREEMENT

1.    Termination Benefits: Section 4(c) of the Agreement is superseded and replaced in its entirety to read as follows:
“If (i) the Company terminates your employment at any time (A) other than for Cause (as defined below) or (B) due to a disability, or (ii) you voluntarily terminate your employment for Good Reason (as defined below), then, subject to your execution of a release of claims in favor of the Company in the form attached hereto as Exhibit A, which release becomes effective in accordance with its terms on or before the thirtieth (30th) day following your termination of employment, then you shall be entitled to (w) a lump sum payment equal to the sum of twelve (12) months of your base salary plus one year of your target bonus (both at the rate in effect on your termination of employment), together with any base salary accrued through your termination date payable on the thirtieth (30th) day following such termination of employment, (x) either a lump sum payment equal to the value of twelve (12) months of COBRA coverage payable on the thirtieth (30th) day following your termination of employment or direct payment of your premiums for health care continuation coverage under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become covered through another employer’s health plan during this period, and provided further the election as to lump sum payment or direct payments of COBRA premiums pursuant to this subsection (x) must be made at the time of termination, (y) twenty-four (24) months accelerated vesting of your Initial Grant and all other equity grants that you received from the Company prior to such termination of employment, provided that with respect to (i) (a) any outstanding awards of performance-based restricted stock units for which the number of earned restricted stock units has not been determined as of the date of termination, the number of performance-based restricted stock units that will become earned for purposes of vesting shall be determined based on actual performance of the applicable performance metrics, as, and at such time as, determined by the Compensation Committee of the Board of Directors, and shall be settled as soon as practicable following such determination (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) and (b) any earned restricted stock units that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of earned restricted stock units that shall vest upon termination, the performance-based restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of earned restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twenty-four (24) month period following your termination date and (ii) any outstanding awards of restricted stock units that are not subject to performance metrics and that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of such restricted stock units that shall vest upon termination, such restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twenty-four (24) month period following your termination date, and (z) a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 ½) months after the fiscal year in which the termination date occurs) based on (I) your termination date, (II) the determination by the Compensation Committee whether company performance objectives have been met, and (III) an assumption that any individual MBO has been achieved at 100%; provided, however, that, if such termination of employment occurs within ninety (90) days prior to, or two years following, the consummation of a Change of Control (as such term is defined below), (1) the lump sum payment in (w), above, shall be increased to twenty-four (24) months of your base salary plus two years of your target bonus; (2) you shall receive 100% accelerated vesting of all of your equity awards (including, without limitation, stock options and restricted stock units) that are unvested and outstanding as of your termination of employment and which would otherwise become vested based solely on the passage of time and performance of services (and not in whole or in part on the future attainment of performance targets); (3) any restricted stock unit awards held by you at the time of your termination of employment the earning or vesting of which is dependent in whole or in part on the attainment of performance targets shall become vested with respect to 100% of the target number of such restricted stock units which have not yet otherwise been earned at the time of your termination of employment;

(4) for the avoidance of doubt, you will remain eligible for the lump sum payment or direct payment of continuation coverage under COBRA, in accordance with (x), above and (5) you shall be paid a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) based on (I) your termination date, (II) the determination by the Compensation Committee whether company performance objectives have been met, and (III) an assumption that any individual MBO has been achieved at 100%. Additionally, you will be required to tender your resignation as a member of the Board.
For purposes of this Agreement, “Change of Control” shall mean: the occurrence of any of the following events:

(A)Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B)The closing of: (1) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (2) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(C)The issuance of securities, which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(D)A change in the board of directors over a period of twenty-four (24) months such that the incumbent directors as of the beginning of any such twenty-four (24) month period and nominees of the incumbent directors are no longer a majority of the total number of directors.
Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), a “Change of Control” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.”
2.    Section 409A: Section 4(g) of the Agreement is superseded and replaced in its entirety to read as follows:
“In the event that it is determined that payments pursuant to this Agreement constitute non-qualified deferred compensation subject to Section 409A, then, solely to the extent required in order to avoid taxation and/or tax penalties under Section 409A, no such amounts shall be paid unless and until you have experienced a separation from service within the meaning of Section 409A and any such amount that would be paid to you within six (6) months following your separation of service shall be accumulated and paid to you on the first business day following such six (6) month period. The parties hereto intend that this Agreement comply, to the extent applicable, with the provisions of Section 409A and related regulations and Treasury pronouncements. If the parties determine in good faith that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties hereby agree to use good faith efforts to reform any such provision to avoid imposition of any such excise tax in such manner that the parties mutually determine is appropriate to comply with Section 409A.”

3.    Continuation of Other Terms: Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4.    Applicable Law: This amendment shall be governed by the laws of the State of California as such laws are applied to arrangement between California residents entered into and to be performed within the State of California.

XILINX, INC.	EXECUTIVE

/s/ Jon A. Olson	/s/ Moshe Gavrielov
Jon A. Olson	Moshe Gavrielov
Executive Vice President &	President &
Chief Financial Officer	Chief Executive Officer

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